                                                                    EXHIBIT 12.1
                                                      CONTINENTAL AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                          YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------------
                                                         2003         2002         2001         2000         1999
                                                        ------       ------       ------       ------       ------
Earnings:
     Earnings (Loss) Before Income
         Taxes and Minority Interest                      201         (631)        (130)         560          798
     Less:
         Undistributed Earnings (Losses)
         of Equity Investees                               23            8          (14)          (1)          (3)
     Plus:
         Interest Expense                                 393          372          311          253          233
         Capitalized Interest                             (24)         (36)         (57)         (57)         (55)
         Amortization of Capitalized Interest              38           35           28           21           16
         Portion of Rent Expense
         Representative of Interest
         Expense                                          839          852          834          778          714
                                                        -----        -----        -----        -----        -----
                                                        1,424          584        1,000        1,556        1,709
                                                        -----        -----        -----        -----        -----
Fixed Charges:
         Interest Expense                                 393          372          311          253          233
         Portion of Rent Expense
          Representative of Interest
          Expense                                         839          852          834          778          714
                                                        -----        -----        -----        -----        -----
Total Fixed Charges                                     1,232        1,224        1,145        1,031          947
                                                        -----        -----        -----        -----        -----

Coverage Adequacy (Deficiency)                            192         (640)        (145)         525          762
                                                        =====        =====        =====        =====        =====

Coverage Ratio                                           1.16           NA           NA         1.51         1.80
                                                        =====        =====        =====        =====        =====
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